Exhibit 99.1

For Immediate Release	Contact: Brandi Simpson Sr. Director, Corporate Affairs NPS Pharmaceuticals, Inc. (801) 583-4939

NPS ELECTS N. ANTHONY COLES, M.D. CHIEF EXECUTIVE OFFICER

Parsippany, NJ – May 12, 2006 – NPS Pharmaceuticals (NASDAQ: NPSP) announced today that its board of directors has named company COO and president Dr. Tony Coles as its chief executive officer, succeeding Dr. Hunter Jackson who stepped down as NPS chairman and CEO. Dr. Coles joined NPS in November 2005 as part of a planned transition, following Dr. Jackson’s announcement that he would step down as chairman and CEO. Dr. Coles was appointed to his new post yesterday during the board of directors meeting in Parsippany, NJ. Dr. Jackson will remain on the NPS board of directors.

Peter Tombros, lead director for the NPS board said, “Tony Coles has the right skills, determination, and vision to lead NPS through this important period and to position the company for sustainable growth. We look forward to working with Tony as we chart a new course for NPS. The board would like to express its gratitude to Hunter Jackson, the company’s co-founder, for his 20 years of leadership and for shepherding two important new medicines, Sensipar® and PREOTACT®, to market.” Mr. Tombros added, “This transition also marks additional turnover in our board membership. We are indebted to company co-founder Dr. Tom Parks and fellow board member John Evans, who stepped down from the board at yesterday’s meeting after many years of service.”

Dr. Coles said, “I am grateful for the confidence that the NPS board of directors and shareholders have placed in me and look forward to leading NPS through this next phase of growth. This is a critical time in our company’s history as we define the path forward for PREOS®, advance teduglutide in later-stage clinical trials, and work with our partners to bring our other important compounds to market. We have a unique opportunity to deliver value to our shareholders with the broad and deep pipeline we have and we look forward to a new level of scientific and business success in the months and years ahead.”

Dr. Coles joined NPS from Vertex Pharmaceuticals where he was senior vice president of commercial operations and, previously, also had responsibility for global corporate and business development. Before joining Vertex, Dr. Coles served as senior vice president of strategy and policy and senior vice president of marketing and medical affairs, neuroscience/infectious diseases/dermatology at Bristol-Myers Squibb, where he was responsible for overall brand positioning and franchise planning for a $1.8 billion portfolio. From 1996-2000, Dr. Coles held a variety of senior positions in cardiovascular franchise management and sales at Bristol-Myers Squibb. He began his business career at Merck & Co. in 1992, where he was responsible for strategic marketing initiatives to managed care companies and hospitals and had operational responsibility for a portfolio of cardiovascular drugs. Prior to joining Merck, Dr. Coles was a research fellow at Harvard Medical School. He completed his cardiology and internal medicine training at Massachusetts General Hospital. Dr. Coles holds a bachelor of science degree from Johns Hopkins University, a master of public health from Harvard University, and a doctor of medicine degree from Duke University.

Dr. Jackson co-founded NPS in 1986 and has served as its chairman and CEO since then. Previously, he was associate professor of anatomy at the University of Utah School of Medicine.

About NPS Pharmaceuticals

NPS discovers, develops and commercializes small molecules and recombinant proteins as drugs, primarily for the treatment of metabolic, bone and mineral, and central nervous system disorders. The company has drug candidates in various stages of clinical development backed by a strong discovery research effort. Additional information is available on the company’s website, http://www.npsp.com.

Safe Harbor Statement

Note: Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Such statements include those regarding Dr. Coles’ leadership of NPS, the path forward for PREOS, our clinical advancement of teduglutide and other compounds, and our creation of stockholder value. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include: the FDA may delay approval or may not approve any of our product candidates; current collaborators or partners may not devote adequate resources to the development and commercialization of our licensed drug candidates which would prevent or delay introduction of drug candidates to the market; we may be unable to generate adequate sales and marketing capabilities to effectively market and sell our products; failure to secure adequate manufacturing and storage sources for our products could result in disruption or cessation of our clinical trials and eventual commercialization of such products; and, we may not have or be able to secure sufficient capital to fund development and commercialization of our product candidates. All information in this press release is as of May 12, 2006 and we undertake no duty to update this information. A more complete description of these risks can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year-ended December 31, 2005 and our Quarterly Report on Form 10-Q for the quarter-ended March 31, 2006.

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